Exhibit 99.1

Tallgrass Energy Announces Completion of Consent Solicitations
for its Senior Notes due 2023, 2024 and 2028

LEAWOOD, Kan.--(BUSINESS WIRE)--February 28, 2019-- Tallgrass Energy, LP (NYSE: TGE) (“TGE”) announced today that its subsidiaries, Tallgrass Energy Partners, LP and Tallgrass Energy Finance Corp. (together, the “Issuers”), have completed the previously announced solicitation of consents (the “Consent Solicitations”) from holders (the “Holders”) of their outstanding 4.75% Senior Notes due 2023 (“2023 Notes”), their outstanding 5.50% Senior Notes due 2024 (“2024 Notes”), and their outstanding 5.50% Senior Notes due 2028 (“2028 Notes”, together with the 2023 Notes and the 2024 Notes, the “Notes”). In connection with the Consent Solicitations, the Issuers, the guarantors party thereto and the trustee have entered into supplemental indentures (the “Supplemental Indentures”) to each of the indentures governing the Notes (the “Indentures”) to effect amendments (the “Amendments”) to each of the Indentures as described in the Consent Solicitation Statement, dated as of February 21, 2019 (the “Consent Solicitation Statement”).

The Consent Solicitations expired at 5:00 p.m. New York City time, on February 27, 2019 (the “Expiration Date”). The Issuers received the consent of Holders of at least a majority of the aggregate outstanding principal amount of each applicable series of Notes (the “Requisite Consents”), and such consents had not been validly revoked prior to the time that each of the Supplemental Indentures had been executed (the “Consent Time”). The Issuers will pay a consent fee (the “Consent Fee”) in an amount equal to $1.00 per $1,000 aggregate principal amount of the Notes to The Depository Trust Company (“DTC”) for the benefit of eligible Holders of the Notes as of 5:00 p.m., New York City time, on February 20, 2019 (the “Record Date”) who delivered valid and unrevoked consents to the Amendments on or prior to the Expiration Date, subject to the terms and conditions set forth in the Consent Solicitation Statement. The Issuers expect to pay or cause to be paid the Consent Fee to DTC for the benefit of such Holders substantially concurrently with the consummation of the acquisition, previously announced by TGE, by Prairie Non-ECI Acquiror LP, Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP, and Prairie GP Acquiror LLC of (i) all of the membership interests in Tallgrass Energy GP, LLC, the general partner of TGE, (ii) approximately 44% of the outstanding limited partner interests in TGE, and (iii) approximately 44% of the economic interests in Tallgrass Equity, LLC (the “Acquisition”). No accrued interest will be paid in respect of the Consent Fee.

The Supplemental Indentures executed in connection with the completion of the Consent Solicitations became effective upon the execution and delivery thereof, but the Amendments will cease to be operative if the Acquisition is not consummated, or if the Issuers do not pay or cause to be paid the applicable Consent Fee. All Holders of the Notes are bound by the terms of the Supplemental Indentures, including those that did not give their consent. However, Holders who did not deliver consents on or prior to the Expiration Date (or who delivered consents but validly revoked them prior to the Consent Time) will not receive the Consent Fee.

Citigroup Global Markets Inc. (“Citi”) acted as the Solicitation Agent for the Consent Solicitations. Global Bondholder Services Corporation acted as the Information and Tabulation Agent for the Consent Solicitations. Questions or requests for assistance related to the terms of the Consent Solicitations or for additional copies of the Consent Solicitation Statement and other related documents may be directed to Citi at (212) 723-6106 (banks and brokers) and (800) 558-3745 (all others, toll free) or to Global Bondholder Services Corporation at (212) 430-3774 (banks and brokers) and (866) 794-2200 (all others, toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any securities. The Consent Solicitations were made solely by the Consent Solicitation Statement and were subject to the terms and conditions stated therein.

About Tallgrass Energy

Tallgrass Energy, LP (NYSE: TGE) is a growth-oriented midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

FORWARD-LOOKING STATEMENTS

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements regarding the consummation of the Acquisition and the Consent Solicitations, including the timing and amount of the Consent Fee in connection therewith. These statements are based on certain assumptions made by TGE based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TGE, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks set forth in reports filed by TGE with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and TGE does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Tallgrass Energy, LP
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 303-763-3568
media.relations@tallgrassenergylp.com